Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 9, 2007, except as to note 24 which is dated as of May 31, 2007, accompanying the consolidated financial statements included in this Current Report of Complete Production Services, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Complete Production Services, Inc. on Forms S-8 (File No. 333-136350, effective August 7, 2006 and File No. 333-141628, effective March 28, 2007).
/s/ Grant Thornton LLP
Houston, Texas
May 31, 2007